UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
FORM 8-K
_____________________

☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 25, 2014

Commission File Number 001-35844
___________________________________
Pinnacle Foods Inc.
(Exact name of registrant as specified in its charter)
___________________________________

Delaware	35-2215019
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 25, 2014 , the Compensation Committee of our Board of Directors approved the Executive Severance Benefit Plan (the “Plan”), which modifies severance benefits for our executive officers at the level of Vice President or higher and adds enhanced severance benefits for terminations of employment in connection with a change in control.

Cash Severance Benefits

Pursuant to the severance plan adopted in connection with our IPO, our Chief Executive Officer would have received cash severance benefits equal to two times the sum of the Chief Executive Officer’s annual base salary and target annual bonus (“Total Annual Target Compensation”) following his termination without cause absent a change in control (as defined in our 2013 Omnibus Incentive Plan). This level of benefits remains unchanged in the Plan if our Chief Executive Officer is terminated without cause and no change in control has occurred. With the change in control enhancements in the Plan, if the Chief Executive Officer is terminated without cause at the request of an acquirer or potential acquirer, in connection with or prior to a change in control, or if our Chief Executive Officer is terminated without cause or terminates employment for good reason, within two years following such a change in control (each a “Change in Control Termination”), he will receive three times the sum of his Total Annual Target Compensation.

For other executive officers covered by the Plan, cash severance benefits range between one times base salary and one-and-one-half times the executive’s Total Annual Target Compensation following a termination without cause absent a change in control. With the change in control enhancements, cash severance benefits range between one-and-one-half times the executive’s base salary and two-and-one-quarter times the executive’s Total Annual Target Compensation following a Change in Control Termination. For Executive Vice Presidents and Senior Vice Presidents, cash severance benefits amount to a multiple of the executive’s Total Annual Target Compensation and for Vice Presidents, cash severance benefits amount to a multiple of base salary.

In addition, the Plan provides that the executive shall receive pro-rata payment of any annual cash bonus the executive would have otherwise been eligible to earn during the year which includes the date of termination, with such payment based on the executive’s and the company’s actual performance during the portion of the relevant performance period preceding the executive’s termination, and paid on the date such bonus is paid to our active employees.

All severance is paid as salary continuation in accordance with our regular payroll practices.

Other Severance Benefits

During the time period in which an executive receives severance payments under the Plan (or, if earlier, until such time as the executive becomes eligible for comparable benefits sponsored by a subsequent employer), for up to a maximum of 18 months, he or she may continue to participate in our medical, vision, dental and prescription benefits at the same cost as our full time employees. In addition, the Plan provides that executive officers may receive outplacement services following a severance eligible termination.

The receipt of payments and benefits under the Plan is contingent upon the executive executing a general release and non-competition agreement (the “Agreement”) following termination. The Agreement contains certain restrictive covenants with a duration of the time period in which the executive would receive severance payments under the Plan absent a change in control, regardless of whether a change in control has occurred or is anticipated (the “Restricted Period”). During the Restricted Period, the executive may not engage in certain competitive business activities which may be harmful to our business, including entering into an employment relationship with, or acquiring a financial interest in, our competitors, or soliciting the business of our clients or prospective clients. Further, during the Restricted Period, the executive may not solicit or hire our employees or disparage the Company. Additionally, the executive may not disclose our confidential information at any time after his or her termination of employment. If an executive violates the restrictive covenants set forth in the Agreement, he or she will forfeit all payments and benefits owed by us under the Plan, and the executive will be obligated to reimburse us for any payments and benefits already received by the executive under the Plan.

Under the Plan, if certain “golden parachute” excise taxes could be imposed on payments or benefits received by an executive that are contingent upon a change in control, all amounts are subject to reduction if the reduction would result in a higher after-tax payment to the eligible employee.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS INC.

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer
Date:	July 25, 2014

Index to Exhibits

Exhibit Number	Description
10.1	Pinnacle Foods Inc. Executive Severance Benefit Plan